Exhibit 5.1

North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

October 3, 2019

Misonix, Inc.

1938 New Highway

Farmingdale, New York 11735

Re:	Post-Effective Amendments No. 1 to Registration Statements on Form S-8 Filed by Misonix, Inc.

Ladies and Gentlemen:

We have acted as counsel to Misonix, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 4,600,000 shares of common stock, par value $0.0001 per share (the “Shares”), of the Company that may be issued or delivered and sold pursuant to the 2001 Employee Stock Option Plan, 2005 Employee Equity Incentive Plan, 2005 Non-Employee Director Stock Option Plan, 2009 Employee Equity Incentive Plan, 2009 Non-Employee Director Stock Option Plan, 2012 Employee Equity Incentive Plan, 2012 Non-Employee Director Stock Option Plan, 2014 Employee Equity Incentive Plan and 2017 Equity Incentive Plan (collectively, the “Plans”), assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of May 2, 2019 (the “Merger Agreement”), by and among the Company, Misonix OpCo, Inc., (f/k/a Misonix, Inc.), a New York corporation, Motor Reincorp. Sub One, Inc., a New York corporation, Surge Sub Two, LLC, a Delaware limited liability company, Solsys and, solely in his capacity as the representative for the equityholders of Solsys, Greg Madden.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Post-Effective Amendments No. 1 to the Registration Statements on Form S-8 filed by the Company to effect the registration of the Shares to be issued and sold pursuant to the Plans under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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